Exhibit 99.1

ALTRIA REPORTS 2019 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2020 FULL-YEAR EARNINGS GUIDANCE; REVISES
2020 - 2022 ADJUSTED DILUTED EPS GROWTH OBJECTIVE; REVISES TERMS OF JUUL TRANSACTION

RICHMOND, Va. - January 30, 2020 - Altria Group, Inc. (Altria) (NYSE: MO) today announces its 2019 fourth-quarter and full-year business results, provides guidance for 2020 full-year adjusted diluted earnings per share (EPS) and revises its adjusted diluted EPS objective for the years 2020 through 2022.

“Altria’s core tobacco businesses delivered outstanding performance in 2019. In addition, Altria exceeded its $575 million annualized cost savings target and increased the dividend for the 54th time in 50 years,” said Howard Willard, Altria’s Chairman and Chief Executive Officer.

“Despite the unexpected challenges related to our investment in JUUL, which led to impairment charges and reported losses, we made significant progress advancing and building our noncombustible business platform with the launch of IQOS and completion of the on! transaction. We enter 2020 with continued focus on harm reduction. We believe Altria’s enhanced business platform best positions us to succeed under various future category scenarios.”

As previously announced, a conference call with the investment community and news media will be webcast on January 30, 2020 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2019	Change vs. Q4 2018	Full Year 2019	Change vs. Full Year 2018
Net revenues	$6,007	(1.8)%	$25,110	(1.0)%
Revenues net of excise taxes	$4,802	0.3%	$19,796	0.9%

Reported tax rate	(48.3)%	(75.1) pp	269.5%	244.1 pp
Adjusted tax rate	23.5%	0.4 pp	23.8%	0.7 pp

Reported diluted EPS[2]	$(1.00)	(100.0)%+	$(0.70)	(100.0)%+
Adjusted diluted EPS	$1.02	7.4%	$4.22	5.8%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” is defined as diluted earnings (losses) per share attributable to Altria.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders
Dividends:

•	Altria’s current annualized dividend rate is $3.36 per share, representing an annualized dividend yield of 6.8% as of January 27, 2020 and an increase of 5.0% from 2018.

•
Altria expects to maintain a dividend payout ratio target of approximately 80% of adjusted diluted EPS for the years 2020 through 2022. Future dividend payments remain subject to the discretion of Altria’s Board of Directors (Board).

Share Repurchase Program:

•	Altria repurchased 16.5 million shares in 2019 at an average price of $51.24 per share, for a total cost of approximately $845 million.

•
As of December 31, 2019, Altria had $500 million remaining in the current $1 billion share repurchase program, which Altria expects to complete by the end of 2020. The timing of share repurchases depends on marketplace conditions and other factors, and this program remains subject to the discretion of the Board.

Noncombustible Products Business Platform
IQOS Heated Tobacco System

•	IQOS is now commercialized in the Atlanta, Georgia and Richmond, Virginia lead markets.

•	Heatsticks are distributed across more than 500 retail stores in Atlanta and Richmond combined.

•	There are now more than 100+ trained IQOS professionals to provide guided trials to adult smokers.
on! Oral Nicotine Pouches

•	on! is now available in 15,000 stores nationally, including 3 of the top 5 chains for smokeless volume.

•	Helix expects to begin manufacturing on! at the Richmond Manufacturing Center in first-quarter 2020.

Cost Reduction Program

•
Altria achieved $600 million in annualized cost savings in 2019, exceeding the target $575 million annualized cost reduction program announced in December 2018 (Cost Reduction Program). The program included savings from workforce reductions, third-party spending reductions and the closure of Altria’s Nu Mark operations.

JUUL Investment

•
Altria recorded a fourth-quarter, non-cash pre-tax impairment charge of $4.1 billion related to its investment in JUUL. This impairment is primarily due to the increased number of legal cases pending against JUUL and the expectation that the number of legal cases against JUUL will continue to increase. Since October 31, 2019, the number of legal cases pending against JUUL has increased by more than 80%. Altria has not made any assumptions, or drawn any conclusions, regarding the merits or likelihood of success of any of these cases, litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. For 2019, Altria recorded a total of $8.6 billion in non-cash pre-tax impairment charges to its JUUL investment, bringing the value of its JUUL investment to $4.2 billion as of December 31, 2019.

•	Altria now expects a resolution with respect to antitrust clearance in the first half of 2020.

Revised Terms for Investment in JUUL
Altria and JUUL agreed to revised terms governing Altria’s minority investment in JUUL, which include the following provisions:

•
Altria and JUUL are focusing their work together to create compelling pre-market tobacco product applications (PMTA) based on rigorous scientific research and data-driven underage use prevention efforts. As a result, Altria will continue providing regulatory affairs services to JUUL, which includes supporting the company in preparing and submitting its PMTA.  Altria will discontinue all other services by the end of March 2020 that were part of the original investment agreement.

•
JUUL will, upon antitrust clearance from the U.S. Federal Trade Commission under the Hart-Scott-Rodino Act, restructure its board of directors to consist of two directors designated by Altria, three independent directors, the JUUL CEO and three directors designated by JUUL stockholders other than Altria.

•	Upon antitrust clearance, the restructured JUUL Board of Directors will add a nominating committee and a litigation oversight committee to its existing compensation and audit committees.

•
Altria has the option to be released from its non-compete obligation if JUUL is prohibited by federal law from selling e-vapor products in the U.S. for at least a year, or if Altria’s carrying value of the JUUL investment is not more than 10% of its initial carrying value of $12.8 billion.

“This agreement is a continuation of the reset initiated by JUUL’s leadership team.” said Willard. “We look forward to working with the company under this structure to support JUUL’s commitment to working with regulators and submitting the best possible PMTA.”

For more information, see the Form 8-K that will be filed with the Securities and Exchange Commission (SEC).

Expected Accounting Methodology for Investment in JUUL
Upon antitrust clearance, Altria expects to account for its equity investment in JUUL using the fair value option.  Under the fair value option, Altria’s income statement will include any cash dividends received from the investment and any quarterly changes in the fair value of the investment. Quarterly changes in the fair value of the investment will be treated as a special item and excluded from adjusted diluted EPS.

2020 - 2022 Adjusted Diluted EPS Growth Objective
Altria lowers its compounded annual adjusted diluted EPS growth objective to 4% to 7% for the years 2020 through 2022 from its previously announced objective of 5% to 8%, primarily to reflect Altria’s current expectation for no equity earnings contributions from JUUL through 2022.

2020 Full-Year Guidance
Altria expects its 2020 full-year adjusted diluted EPS to be in a range of $4.39 to $4.51, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $4.22 in 2019, as shown in Table 1. Altria’s 2020 guidance reflects increased investments related to PM USA’s commercialization efforts for IQOS, Helix’s plans to manufacture and expand U.S. distribution of on! and one extra shipping day in the first quarter.

The guidance range excludes estimated per share charges in 2020 of $0.05 of tax expense resulting from the Tax Cuts and Jobs Act (Tax Reform Act) related to a tax basis adjustment to Altria’s ABI investment.

Altria expects the 2020 full-year total domestic cigarette industry adjusted volume decline rate to be in a range of 4% to 6%, which includes the impact of federal legislation raising the minimum age to purchase all tobacco products to 21. Altria expects continued volatility across tobacco categories and will no longer provide a multi-year forecast for U.S. cigarette volume declines.

Altria expects its 2020 full-year adjusted effective tax rate will be in a range of 23.5% to 24.5%.

Altria expects its 2020 capital expenditures to be between $225 million and $275 million and depreciation and amortization expenses of approximately $240 million.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, equity investment-related special items (including any changes in fair value for the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items,which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

The factors described in the “Forward-Looking and Cautionary Statements” section of this release represent continuing risks to Altria’s forecast.

ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter

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Net revenues decreased 1.8% to $6.0 billion, primarily due to lower net revenues in the smokeable products segment, partially offset by higher net revenues in the smokeless products segment. Revenues net of excise taxes was essentially unchanged at $4.8 billion.

•
Reported diluted EPS decreased 100%+ to ($1.00), primarily driven by the impairment of JUUL equity securities and higher interest expense, partially offset by higher reported operating companies income (OCI), higher reported earnings from Altria’s equity investment in ABI, 2019 Cronos-related special items and favorable tax items.

•
Adjusted diluted EPS increased 7.4% to $1.02, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and higher adjusted earnings from Altria’s equity investment in ABI, partially offset by higher interest expense.

Full Year

•
Net revenues decreased 1.0% to $25.1 billion, primarily due to lower net revenues in the smokeable products segment, partially offset by higher net revenues in the smokeless products segment. Revenues net of excise taxes increased 0.9% to $19.8 billion.

•
Reported diluted EPS decreased 100+% to ($0.70), primarily driven by the impairment of JUUL equity securities, 2019 Cronos-related special items and higher interest expense (which includes acquisition-related costs associated with the JUUL and Cronos transactions), partially offset by higher reported OCI, favorable tax items and higher reported earnings from Altria’s equity investment in ABI.

•
Adjusted diluted EPS increased 5.8% to $4.22, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, lower spending as a result of Altria’s decision in 2018 to refocus its innovative products efforts and higher adjusted earnings from Altria’s equity investment in ABI, partially offset by higher interest expense.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Reported diluted EPS	$(1.00)	$0.66	(100.0)%+	$(0.70)	$3.68	(100.0)%+
NPM Adjustment Items	—	—		—	(0.06)
Asset impairment, exit, implementation and acquisition-related costs	0.06	0.23		0.15	0.23
Tobacco and health litigation items	0.01	—		0.03	0.05
ABI-related special items	(0.16)	0.03		(0.15)	(0.03)
Cronos-related special items	(0.06)	—		0.34	—
Impairment of JUUL equity securities	2.20	—		4.60	—
(Gain) loss on ABI/SABMiller business combination	—	—		—	0.01
Tax items	(0.03)	0.03		(0.05)	0.11
Adjusted diluted EPS	$1.02	$0.95	7.4%	$4.22	$3.99	5.8%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 7 and 9.
NPM Adjustment Items

•	For the full year 2018, Altria recorded pre-tax income of $145 million (or $0.06 per share) for NPM adjustment settlements with 10 states.
Asset Impairment, Exit, Implementation and Acquisition-Related Costs

•	In the fourth quarter of 2019, Altria recorded pre-tax charges of $116 million (or $0.06 per share), primarily due to the impairment of the Ste. Michelle goodwill and the Cost Reduction Program.

•
For the full year 2019, Altria recorded pre-tax charges of $331 million (or $0.15 per share), primarily due to the Cost Reduction Program, acquisition-related costs associated with the JUUL and Cronos transactions, and the impairment of the Ste. Michelle goodwill.

•
In the fourth quarter of 2018, Altria recorded pre-tax charges of $532 million (or $0.23 per share) related to Altria’s decision to refocus its innovative product efforts (which includes the discontinuation of production and distribution of all MarkTen and Green Smoke e-vapor products), the Cost Reduction Program, acquisition-related costs related to the JUUL transaction and the impairment of the Columbia Crest trademark.

Tobacco and Health Litigation Items

•	For the full year 2019, Altria recorded pre-tax charges of $77 million (or $0.03 per share) for tobacco and health litigation items, including related interest costs.

•	For the full year 2018, Altria recorded pre-tax charges of $131 million (or $0.05 per share) for tobacco and health litigation items, including related interest costs.

ABI-Related Special Items

•
In the fourth quarter and full year 2019, equity earnings from ABI included net pre-tax income of $364 million (or $0.16 per share) and $354 million (or $0.15 per share), respectively, consisting primarily of a gain related to ABI’s completion of its initial public offering of a minority stake of its Asia Pacific subsidiary and Altria’s share of ABI’s mark-to-market gains on ABI’s derivative financial instruments used to hedge certain share commitments.

•
In the fourth quarter of 2018, equity earnings from ABI included net pre-tax charges of $69 million (or $0.03 per share), consisting primarily of Altria’s share of ABI’s mark-to-market losses on ABI’s derivative financial instruments used to hedge certain share commitments.

•
For the full year 2018, equity earnings from ABI included net pre-tax income of $85 million (or $0.03 per share), consisting primarily of Altria’s share of ABI’s estimated effect of the Tax Reform Act and gains related to ABI’s merger and acquisition activities, partially offset by Altria’s share of ABI’s mark-to-market losses on ABI’s derivative financial instruments used to hedge certain share commitments.

Cronos-Related Special Items

•
In the fourth quarter of 2019, Altria recorded net pre-tax income of $165 million (or $0.06 per share), consisting of the following: net gains of $280 million (included in earnings from equity investments), substantially all of which related to Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares, partially offset by Altria’s mark-to-market losses of $115 million due to the non-cash change during the quarter in the fair value of Cronos-related derivative financial instruments to acquire additional shares of Cronos.

•
For the full year of 2019, Altria recorded net pre-tax charges of $0.9 billion (or $0.34 per share), consisting of the following: Altria’s mark-to-market losses of $1.4 billion, primarily due to the non-cash change during the year in the fair value of Cronos-related derivative financial instruments to acquire additional shares of Cronos, partially offset by income of $0.5 billion (included in earnings from Altria’s equity investment in Cronos), substantially all of which related to Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.

Impairment of JUUL Equity Securities

•
In the fourth quarter and full year of 2019, Altria recorded non-cash pre-tax impairment charges of $4.1 billion (or $2.20 per share) and $8.6 billion (or $4.60 per share), respectively, reflecting the impairment of Altria’s equity securities in JUUL. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge.

Tax Items

•
In the fourth quarter of 2019, Altria recorded income tax benefits of $43 million (or $0.03 per share), primarily related to tax benefits of $94 million for adjustments as a result of amended returns, partially offset by tax expense of $27 million for a valuation allowance on foreign tax credits not realizable and $21 million related to a tax basis adjustment to Altria’s equity investment in ABI.

•
For the full year 2019, Altria recorded income tax benefits of $99 million (or $0.05 per share), primarily related to $105 million for adjustments as a result of amended returns and tax benefits of $100 million for the reversal of tax accruals no longer required, partially offset by tax expense of $84 million related to a tax basis adjustment to Altria’s equity investment in ABI and $38 million for a valuation allowance on foreign tax credits not realizable.

•
In the fourth quarter of 2018, Altria recorded income tax charges of $45 million (or $0.03 per share) primarily related to a tax basis adjustment to Altria’s equity investment in ABI and an adjustment to the provisional estimates for the repatriation tax.

•
For the full year 2018, Altria recorded income tax charges of $197 million (or $0.11 per share) primarily related to a tax basis adjustment to Altria’s equity investment in ABI, a valuation allowance on foreign tax credit carryforwards that are not realizable and an adjustment to the provisional estimates for the repatriation tax.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter

•	Net revenues decreased 2.7%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes decreased 0.5%.

•
Reported OCI increased 13.4%, primarily driven by higher pricing, lower costs (which includes lower asset impairment and exit costs) and lower promotional investments, partially offset by lower shipment volume, higher resolution expenses and higher tobacco and health litigation items.

•
Adjusted OCI increased 10.1%, primarily driven by higher pricing, lower costs and lower promotional investments, partially offset by lower shipment volume and higher resolution expenses. Adjusted OCI margins increased 5.3 percentage points to 54.8%.

Full Year

•	Net revenues decreased 1.3%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes increased 0.7%.

•
Reported OCI increased 7.1%, primarily driven by higher pricing, lower costs (which includes lower tobacco and health litigation items) and lower promotional investments, partially offset by lower shipment volume and higher resolution expenses (which includes 2018 NPM adjustment items).

•
Adjusted OCI increased 8.6%, primarily driven by higher pricing, lower costs and lower promotional investments, partially offset by lower shipment volume and higher resolution expenses. Adjusted OCI margins increased 3.9 percentage points to 54.5%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Net revenues	$5,159	$5,302	(2.7)%	$21,996	$22,297	(1.3)%
Excise taxes	(1,168)	(1,291)		(5,166)	(5,585)
Revenues net of excise taxes	$3,991	$4,011	(0.5)%	$16,830	$16,712	0.7%

Reported OCI	$2,145	$1,892	13.4%	$9,009	$8,408	7.1%
NPM Adjustment Items	—	—		—	(145)
Asset impairment, exit and implementation costs	13	86		92	83
Tobacco and health litigation items	29	9		72	103
Adjusted OCI	$2,187	$1,987	10.1%	$9,173	$8,449	8.6%
Adjusted OCI margins [1]	54.8%	49.5%	5.3 pp	54.5%	50.6%	3.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter

•
Smokeable products segment reported domestic cigarette shipment volume decreased 8.7%, primarily driven by the industry’s rate of decline, retail share losses, trade inventory movements and other factors.

•	When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 6%.

•	When adjusted for trade inventory movements, total domestic cigarette industry volumes declined by an estimated 4.5%.

•	Reported cigar shipment volume increased 4.6%.

Full Year

•
Smokeable products segment reported domestic cigarette shipment volume decreased 7.3%, primarily driven by the industry’s rate of decline, retail share losses, trade inventory movements and other factors.

•	When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 7%.

•	When adjusted for trade inventory movements and other factors, total domestic cigarette industry volumes declined by an estimated 5.5%.

•	Reported cigar shipment volume increased 3.1%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Cigarettes:
Marlboro	20,126	21,977	(8.4)%	88,473	94,770	(6.6)%
Other premium	1,097	1,266	(13.3)%	4,869	5,552	(12.3)%
Discount	1,893	2,062	(8.2)%	8,457	9,469	(10.7)%
Total cigarettes	23,116	25,305	(8.7)%	101,799	109,791	(7.3)%

Cigars:
Black & Mild	410	393	4.3%	1,641	1,590	3.2%
Other	3	2	50.0%	10	11	(9.1)%
Total cigars	413	395	4.6%	1,651	1,601	3.1%

Total smokeable products	23,529	25,700	(8.4)%	103,450	111,392	(7.1)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter

•	Marlboro retail share declined 0.1 share point to 43.0%.

•	PM USA’s Marlboro Rewards has reached 2.6 million enrollees since its launch in January 2019.
Full Year

•	Marlboro retail share declined 0.1 share point to 43.1%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2019	2018	Percentage point change	2019	2018	Percentage point change
Cigarettes:
Marlboro	43.0%	43.1%	(0.1)	43.1%	43.2%	(0.1)
Other premium	2.4	2.6	(0.2)	2.4	2.6	(0.2)
Discount	4.1	4.2	(0.1)	4.2	4.4	(0.2)
Total cigarettes	49.5%	49.9%	(0.4)	49.7%	50.2%	(0.5)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

SMOKELESS PRODUCTS

Revenues and OCI
Fourth Quarter

•	Net revenues increased 5.8%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume. Revenues net of excise taxes increased 6.1%.

•
Reported and adjusted OCI increased 11.3% and 9.7%, respectively, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume. Adjusted OCI margins increased 2.3 percentage points to 68.8%.

Full Year

•	Net revenues increased 4.6%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume. Revenues net of excise taxes increased 5.1%.

•
Reported and adjusted OCI increased 10.4% and 9.7%, respectively, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume. Adjusted OCI margins increased 3.0 percentage points to 71.7%.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Net revenues	$605	$572	5.8%	$2,367	$2,262	4.6%
Excise taxes	(31)	(31)		(127)	(131)
Revenues net of excise taxes	$574	$541	6.1%	$2,240	$2,131	5.1%

Reported OCI	$385	$346	11.3%	$1,580	$1,431	10.4%
Asset impairment, exit, implementation and acquisition-related costs	10	14		26	23
Tobacco and health litigation items	—	—		—	10
Adjusted OCI	$395	$360	9.7%	$1,606	$1,464	9.7%
Adjusted OCI margins [1]	68.8%	66.5%	2.3 pp	71.7%	68.7%	3.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter

•
Smokeless products segment reported domestic shipment volume declined 4.0%, primarily driven by calendar differences, the industry’s rate of decline, retail share losses and other factors, partially offset by trade inventory movements. When adjusted for trade inventory movements and calendar differences, smokeless products segment shipment volume declined an estimated 2.5%.

Full Year

•
Smokeless products segment reported domestic shipment volume declined 3.1%, primarily driven by the industry’s rate of decline, calendar differences, retail share losses and other factors, partially offset by trade inventory movements. When adjusted for trade inventory movements and calendar differences, smokeless products segment shipment volume declined an estimated 3%.

•	Total smokeless industry volume declined by an estimated 1% over the past six months.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Copenhagen	129.1	133.5	(3.3)%	522.2	531.7	(1.8)%
Skoal	53.6	56.6	(5.3)%	217.8	231.1	(5.8)%
Copenhagen and Skoal	182.7	190.1	(3.9)%	740.0	762.8	(3.0)%
Other	16.8	17.7	(5.1)%	67.0	69.8	(4.0)%
Total smokeless products	199.5	207.8	(4.0)%	807.0	832.6	(3.1)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume and oral nicotine pouch volume, which are currently not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Fourth Quarter

•	Copenhagen maintained retail share at 34.8%.

•	Skoal retail share declined 0.2 share points to 15.5%.

Full Year

•	Copenhagen retail share grew 0.3 share points to 34.8%.

•	Skoal retail share declined 0.6 share points to 15.6%.

Table 7 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2019	2018	Percentage point change	2019	2018	Percentage point change
Copenhagen	34.8%	34.8%	—	34.8%	34.5%	0.3
Skoal	15.5	15.7	(0.2)	15.6	16.2	(0.6)
Copenhagen and Skoal	50.3	50.5	(0.2)	50.4	50.7	(0.3)
Other	3.6	3.5	0.1	3.5	3.3	0.2
Total smokeless products	53.9%	54.0%	(0.1)	53.9%	54.0%	(0.1)
Note: The smokeless products retail share results exclude international volume and oral nicotine pouch volume. Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Fourth Quarter

•	Net revenues increased 2.0%, driven by higher shipment volume.

•	Reported OCI decreased $30 million, primarily driven by the 2019 impairment of the wine segment goodwill and higher costs, partially offset by the 2018 impairment of the Columbia Crest trademark.

•	Adjusted OCI decreased $8 million, primarily driven by higher costs.

•	Reported wine shipment volume increased 2.6% to approximately 2.4 million cases.
Full Year

•	Net revenues decreased 0.3%, primarily driven by higher promotional investments, partially offset by higher shipment volume and favorable premium mix.

•
Reported OCI decreased $53 million, primarily driven by the 2019 impairment of the wine segment goodwill, higher costs and higher promotional investments, partially offset by the 2018 impairment of the Columbia Crest trademark.

•	Adjusted OCI decreased $31 million, primarily driven by higher costs and higher promotional investments.

•	Reported wine shipment volume increased 0.6% to approximately 8.3 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Net revenues	$206	$202	2.0%	689	$691	(0.3)%
Excise taxes	(6)	(6)		(21)	(21)
Revenues net of excise taxes	$200	$196	2.0%	$668	$670	(0.3)%

Reported Operating Companies Income (Loss)	$(53)	$(23)	(100.0)%+	$(3)	$50	(100.0)%+
Asset impairment and exit costs	76	54		76	54
Adjusted OCI	$23	$31	(25.8)%	$73	$104	(29.8)%
Adjusted OCI margins [1]	11.5%	15.8%	(4.3) pp	10.9%	15.5%	(4.6) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2020 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. Altria accounts for its investment in JUUL as an investment in an equity security. If and when antitrust clearance is obtained, Altria expects to account for its investment in JUUL under the fair value option.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA, Middleton and Nat Sherman; smokeless products, including moist smokeless tobacco and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and September 30, 2019. These factors include the following:

•
unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ and our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;

•	government, including U.S. Food and Drug Administration (FDA), and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;

•	the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and smokeless tobacco product consumption levels and sales volume;

•	tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal and state excise tax increases;

•	the failure by our tobacco and wine subsidiaries to compete effectively in their respective markets;

•
our tobacco and wine subsidiaries’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;

•	changes, including in economic conditions that result in consumers choosing lower-priced brands;

•
the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with current tobacco products and that appeal to adult tobacco consumers;

•	significant changes in price, availability or quality of tobacco, other raw materials or component parts;

•
the risks related to the reliance by our tobacco subsidiaries on a few significant facilities and a small number of key suppliers, including an extended disruption at a facility or of service by a supplier;

•	required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;

•	the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•	unfavorable outcomes of any government investigations of Altria, our subsidiaries or our investees;

•	a successful challenge to our tax positions;

•
the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as laws prohibiting bribery and corruption;

•	our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;

•	the adverse effect of acquisitions or other events on our credit rating;

•	our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment;

•
the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates which may adversely affect our earnings or dividend rate or both;

•	impairment losses as a result of the write down of intangible assets, including goodwill;

•	the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply and governmental regulations;

•
the adverse effects of risks encountered by ABI in its business, foreign currency exchange rates and ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI and the dividends paid by ABI on the shares we own;

•
the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI Board of Directors, and our potential inability to use the equity method of accounting for our investment in ABI;

•	the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment;

•
the risks related to our inability to obtain antitrust clearance required for the conversion of our non-voting JUUL shares into voting shares in a timely manner or at all, including the resulting limitations on our rights with respect to our investment in JUUL;

•
the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investments;

•
the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period;

•	the risks related to any decrease of our percentage ownership in JUUL, including the loss of certain of our governance, consent, preemptive and other rights; and

•	the risks, including criminal, civil or tax liability for Altria, related to Cronos’s failure to comply with applicable laws, including cannabis laws.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services         Altria Client Services
Investor Relations         Media Relations
804-484-8222             804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2019	2018	% Change

Net revenues	$6,007	$6,114	(1.8)%
Cost of sales [1]	1,718	1,864
Excise taxes on products [1]	1,205	1,328
Gross profit	3,084	2,922	5.5%
Marketing, administration and research costs	511	626
Asset impairment and exit costs	85	381
Operating companies income	2,488	1,915	29.9%
Amortization of intangibles	16	8
General corporate expenses	45	163
Operating income	2,427	1,744	39.2%
Interest and other debt expense, net	291	162
Net periodic benefit (income) cost, excluding service cost	3	3
Earnings from equity investments [1]	(859)	(131)
Impairment of JUUL equity securities	4,100	—
Loss on Cronos-related financial instruments	115	—
Earnings (losses) before income taxes	(1,223)	1,710	(100.0)%+
Provision (benefit) for income taxes	591	459
Net earnings (losses)	(1,814)	1,251	(100.0)%+
Net (earnings) losses attributable to noncontrolling interests	5	(1)
Net earnings (losses) attributable to Altria	$(1,809)	$1,250	(100.0)%+

Per share data:
Diluted earnings (losses) per share attributable to Altria	$(1.00)	$0.66	(100.0)%+

Weighted-average diluted shares outstanding	1,865	1,877	(0.6)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$5,159	$605	$206	$37	$6,007
2018	5,302	572	202	38	6,114
% Change	(2.7)%	5.8%	2.0%	(2.6)%	(1.8)%

Reconciliation:
For the quarter ended December 31, 2018	$5,302	$572	$202	$38	$6,114
Operations	(143)	33	4	(1)	(107)
For the quarter ended December 31, 2019	$5,159	$605	$206	$37	$6,007

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$2,145	$385	$(53)	$11	$2,488
2018	1,892	346	(23)	(300)	1,915
% Change	13.4%	11.3%	(100.0)%+	100.0%+	29.9%

Reconciliation:
For the quarter ended December 31, 2018	$1,892	$346	$(23)	$(300)	$1,915

Asset impairment, exit and implementation costs - 2018	86	14	54	290	444
Tobacco and health litigation items - 2018	9	—	—	—	9
	95	14	54	290	453

Asset impairment, exit, implementation and acquisition-related costs - 2019	(13)	(10)	(76)	3	(96)
Tobacco and health litigation items - 2019	(29)	—	—	—	(29)
	(42)	(10)	(76)	3	(125)
Operations	200	35	(8)	18	245
For the quarter ended December 31, 2019	$2,145	$385	$(53)	$11	$2,488

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2019	2018	% Change

Net revenues	$25,110	$25,364	(1.0)%
Cost of sales [1]	7,085	7,373
Excise taxes on products [1]	5,314	5,737
Gross profit	12,711	12,254	3.7%
Marketing, administration and research costs	1,983	2,403
Asset impairment and exit costs	158	383
Operating companies income	10,570	9,468	11.6%
Amortization of intangibles	44	38
General corporate expenses	199	315
Corporate asset impairment and exit costs	1	—
Operating income	10,326	9,115	13.3%
Interest and other debt expense, net	1,280	665
Net periodic benefit (income) cost, excluding service cost	(37)	(34)
Earnings from equity investments [1]	(1,725)	(890)
Impairment of JUUL equity securities	8,600	—
Loss on Cronos-related financial instruments	1,442	—
(Gain) loss on ABI/SABMiller business combination	—	33
Earnings (losses) before income taxes	766	9,341	(91.8)%
Provision (benefit) for income taxes	2,064	2,374
Net earnings (losses)	(1,298)	6,967	(100.0)%+
Net (earnings) losses attributable to noncontrolling interests	5	(4)
Net earnings (losses) attributable to Altria	$(1,293)	$6,963	(100.0)%+

Per share data[2]:
Diluted earnings (losses) per share attributable to Altria	$(0.70)	$3.68	(100.0)%+

Weighted-average diluted shares outstanding	1,869	1,888	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

[2]  Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$21,996	$2,367	$689	$58	$25,110
2018	22,297	2,262	691	114	25,364
% Change	(1.3)%	4.6%	(0.3)%	(49.1)%	(1.0)%

Reconciliation:
For the year ended December 31, 2018	$22,297	$2,262	$691	$114	$25,364
Operations	(301)	105	(2)	(56)	(254)
For the year ended December 31, 2019	$21,996	$2,367	$689	$58	$25,110

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$9,009	$1,580	$(3)	$(16)	$10,570
2018	8,408	1,431	50	(421)	9,468
% Change	7.1%	10.4%	(100.0)%+	96.2%	11.6%

Reconciliation:
For the year ended December 31, 2018	$8,408	$1,431	$50	$(421)	$9,468

NPM Adjustment Items - 2018	(145)	—	—	—	(145)
Asset impairment, exit and implementation costs - 2018	83	23	54	290	450
Tobacco and health litigation items - 2018	103	10	—	—	113
	41	33	54	290	418

Asset impairment, exit, implementation and acquisition-related costs - 2019	(92)	(26)	(76)	(4)	(198)
Tobacco and health litigation items - 2019	(72)	—	—	—	(72)
	(164)	(26)	(76)	(4)	(270)
Operations	724	142	(31)	119	954
For the year ended December 31, 2019	$9,009	$1,580	$(3)	$(16)	$10,570

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,168	$1,291	$5,166	$5,585
Smokeless products	31	31	127	131
Wine	6	6	21	21
	$1,205	$1,328	$5,314	$5,737

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$983	$991	$4,178	$4,190
Smokeless products	3	2	10	9
	$986	$993	$4,188	$4,199

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$70	$74	$288	$286
Smokeless products	1	1	5	4
	$71	$75	$293	$290

The detail of earnings from equity investments is as follows:

ABI	$589	$131	$1,229	$890
Cronos	270	—	496	—
	$859	$131	$1,725	$890

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS
2019 Net Earnings (Losses)	$(1,809)	$(1.00)
2018 Net Earnings (Losses)	$1,250	$0.66
% Change	(100.0)%+	(100.0)%+

Reconciliation:
2018 Net Earnings (Losses)	$1,250	$0.66

2018 ABI-related special items	54	0.03
2018 Asset impairment, exit, implementation and acquisition-related costs	427	0.23
2018 Tobacco and health litigation items	9	—
2018 Tax items	45	0.03
Subtotal 2018 special items	535	0.29

2019 ABI-related special items	288	0.16
2019 Asset impairment, exit, implementation and acquisition-related costs	(106)	(0.06)
2019 Tobacco and health litigation items	(22)	(0.01)
2019 Impairment of JUUL equity securities	(4,100)	(2.20)
2019 Cronos-related special items	176	0.06
2019 Tax items	43	0.03
Subtotal 2019 special items	(3,721)	(2.02)

Fewer shares outstanding	—	0.01
Change in tax rate	(10)	(0.01)
Operations	137	0.07
2019 Net Earnings (Losses)	$(1,809)	$(1.00)

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2019 Reported	$(1,223)	$591	$(1,814)	$(1,809)	$(1.00)
ABI-related special items	(364)	(76)	(288)	(288)	(0.16)
Asset impairment, exit, implementation and acquisition-related costs	116	10	106	106	0.06
Tobacco and health litigation items	29	7	22	22	0.01
Impairment of JUUL equity securities	4,100	—	4,100	4,100	2.20
Cronos-related special items	(165)	11	(176)	(176)	(0.06)
Tax items	—	43	(43)	(43)	(0.03)
2019 Adjusted for Special Items	$2,493	$586	$1,907	$1,912	$1.02

2018 Reported	$1,710	$459	$1,251	$1,250	$0.66
ABI-related special items	69	15	54	54	0.03
Asset impairment, exit implementation and acquisition-related costs	532	105	427	427	0.23
Tobacco and health litigation items	12	3	9	9	—
Tax items	—	(45)	45	45	0.03
2018 Adjusted for Special Items	$2,323	$537	$1,786	$1,785	$0.95

2019 Reported Net Earnings (Losses)				$(1,809)	$(1.00)
2018 Reported Net Earnings (Losses)				$1,250	$0.66
% Change				(100.0)%+	(100.0)%+

2019 Net Earnings (Losses) Adjusted for Special Items				$1,912	$1.02
2018 Net Earnings (Losses) Adjusted for Special Items				$1,785	$0.95
% Change				7.1%	7.4%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2019 Net Earnings (Losses)	$(1,293)	$(0.70)
2018 Net Earnings (Losses)	$6,963	$3.68
% Change	(100.0)%+	(100.0)%+

Reconciliation:
2018 Net Earnings (Losses)	$6,963	$3.68

2018 NPM Adjustment Items	(109)	(0.06)
2018 Tobacco and health litigation items	98	0.05
2018 ABI-related special items	(68)	(0.03)
2018 Asset impairment, exit, implementation and acquisition-related costs	432	0.23
2018 (Gain) loss on ABI/SABMiller business combination	26	0.01
2018 Tax items	197	0.11
Subtotal 2018 special items	576	0.31

2019 ABI-related special items	280	0.15
2019 Tobacco and health litigation items	(58)	(0.03)
2019 Asset impairment, exit, implementation and acquisition-related costs	(269)	(0.15)
2019 Impairment of JUUL equity securities	(8,600)	(4.60)
2019 Cronos-related special items	(640)	(0.34)
2019 Tax items	99	0.05
Subtotal 2019 special items	(9,188)	(4.92)

Fewer shares outstanding	—	0.04
Change in tax rate	(65)	(0.03)
Operations	421	0.22
2019 Net Earnings (Losses)	$(1,293)	$(0.70)

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS[1]
2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items	(354)	(74)	(280)	(280)	(0.15)
Tobacco and health litigation items	77	19	58	58	0.03
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Impairment of JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,348	$2,458	$7,890	$7,895	$4.22

2018 Reported	$9,341	$2,374	$6,967	$6,963	$3.68
NPM Adjustment Items	(145)	(36)	(109)	(109)	(0.06)
Tobacco and health litigation items	131	33	98	98	0.05
ABI-related special items	(85)	(17)	(68)	(68)	(0.03)
Asset impairment, exit, implementation and acquisition-related costs	538	106	432	432	0.23
(Gain) loss on ABI/SABMiller business combination	33	7	26	26	0.01
Tax items	—	(197)	197	197	0.11
2018 Adjusted for Special Items	$9,813	$2,270	$7,543	$7,539	$3.99

2019 Reported Net Earnings (Losses)				$(1,293)	$(0.70)
2018 Reported Net Earnings (Losses)				$6,963	$3.68
% Change				(100.0)%+	(100.0)%+

2019 Net Earnings (Losses) Adjusted for Special Items				$7,895	$4.22
2018 Net Earnings (Losses) Adjusted for Special Items				$7,539	$3.99
% Change				4.7%	5.8%

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$2,117	$1,333
Inventories	2,293	2,331
Other current assets	414	635
Property, plant and equipment, net	1,999	1,938
Goodwill and other intangible assets, net	17,864	17,475
Investments in equity securities	23,581	30,496
Other long-term assets	1,003	1,251
Total assets	$49,271	$55,459

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$12,704
Current portion of long-term debt	1,000	1,144
Accrued settlement charges	3,346	3,454
Other current liabilities	3,828	3,891
Long-term debt	27,042	11,898
Deferred income taxes	5,083	4,993
Accrued postretirement health care costs	1,797	1,749
Accrued pension costs	473	544
Other long-term liabilities	345	254
Total liabilities	42,914	40,631
Redeemable noncontrolling interest	38	39
Total stockholders’ equity	6,319	14,789
Total liabilities and stockholders’ equity	$49,271	$55,459

Total debt	$28,042	$25,746

Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended December 31, 2019
(dollars in millions)
(Unaudited)

Twelve Months Ended December 31, 2019
Consolidated Net Earnings (Losses)	$(1,298)
Equity earnings and noncontrolling interests, net	(1,721)
Impairment of JUUL equity securities	8,600
Loss on Cronos-related financial instruments	1,442
Dividends from less than 50% owned affiliates	396
Provision for income taxes	2,064
Depreciation and amortization	226
Asset impairment and exit costs	159
Interest and other debt expense, net	1,280
Consolidated EBITDA [1]	$11,148

Current portion of long-term debt	$1,000
Long-term debt	27,042
Total Debt [2]	28,042
Cash and cash equivalents[3]	2,117
Net Debt [4]	$25,925

Ratios:
Total Debt / Consolidated EBITDA	2.5
Net Debt / Consolidated EBITDA	2.3

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2019. See Schedule 10.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2019. See Schedule 10.

[4] Reflects total debt, less cash and cash equivalents at December 31, 2019.

									Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Interest and other debt expense, net	Net periodic benefit (income) cost, excluding service cost	Earnings from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments
2019 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$(364)	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	3	8	85	4	(1)	17	—	—	—
Tobacco and health litigation items	—	29	—	—	—	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—		—	4,100	—
Cronos-related special items	—	—	—	—	—	—	(280)	—	115

2018 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$69	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	63	—	381	82	3	3	—	—	—
Tobacco and health litigation items	—	9	—	—	3	—	—	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

											Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit (income) cost, excluding service cost	Earnings from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments	(Gain) loss on ABI/SABMiller business combination
2019 Special Items - (Income) Expense
Tobacco and health litigation items	$—	$72	$—	$—	$—	$5	$—	$—	$—	$—	$—
ABI-related special items	—	—	—	—	—	—	—	(354)	—	—	—
Asset impairment, exit, implementation, and acquisition-related costs	2	38	158	8	1	95	29	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	8,600	—	—
Cronos-related special items	—	—	—	—	—	—	—	(514)	—	1,442	—

2018 Special Items - (Income) Expense
NPM Adjustment Items	$(145)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Tobacco and health litigation items	—	113	—	—	—	18	—	—	—	—	—
ABI-related special items	—	—	—	—	—	—	—	(85)	—	—	—
Asset impairment, exit, implementation and acquisition-related costs	67	—	383	82	—	3	3	—	—	—	—
(Gain) loss on ABI/SABMiller business combination	—	—	—	—	—	—	—	—	—	—	33

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.